EXHIBIT 10.11


January 2, 2004

Joerg H. Klaube
Magnitude Information Systems, Inc.
401 State Route 24
Chester, New Jersey 07930


Dear Mr. Klaube:

Please be advised that vFinance Investments, Inc. has introduced a number of prospective investors to your company (Magnitude Information Systems) with regard to the current Unit offering being offered by your company. Should these investors elect to invest in this offering, please use this letter as confirmation that our firm will be entitled to a 10% cash and common stock coverage at a rate of one share for every ten shares of common stock for which the preferred stock offered in the Units is convertible into (by way of example a preferred investment convertible into 100 shares of common would yield equity coverage of 10 common shares to vFinance). vFinance is solely acting in an introductory capacity and any and all decisions made by investors will be as a result of disclosures provided by your company directly to those prospective investors.

Please also be advised that vFinance is a member in good standing with the National Association of Securities Dealers and is qualified under federal law and the laws of the states in which prospective sales through our introductions may be made.

If this meets with your approval please sign and return to vFinance Investments, Inc. and we will provide a schedule of introductions.

                                   Sincerely,

AGREED TO AND ACCEPTED BY


/s/ Richard Galterio               /s/ Joerg H. Klaube
----------------------             -------------------------------
Richard Galterio                   Joerg H. Klaube
Managing Director                  Chief Financial Officer